Exhibit 5.1

S O N F I E L D & S O N F I E L D

A Professional Corporation

LEON SONFIELD (1865-1934) GEORGE M. SONFIELD (1899-1967) ROBERT L. SONFIELD (1893-1972) ____________________ FRANKLIN D. ROOSEVELT, JR. (1914-1988)	ATTORNEYS AT LAW 2500 WILCREST DRIVE, Suite 300 HOUSTON, TEXAS 77042-2754 WWW.SONFIELD.COM TELECOPIER (713) 877-1547 ____ TELEPHONE (713) 877-8333	ROBERT L. SONFIELD, JR. Managing Director robert@sonfield.com Jennifer Abney Legal Assistant jennifer@sonfield.com

May 14, 2020

StemGen, Inc.

1 Performance Drive, Suite F

Angleton, Texas 77515

Ladies and Gentlemen:

You have requested our opinion as counsel for StemGen, Inc., a corporation (the “Company”), in connection with the amended registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the U.S. Securities and Exchange Commission. The Registration Statement relates to an offering of 5,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable upon conversion of convertible preferred stock issued by the Company January 29, 2019 and 1,621,600 shares of common stock presently outstanding.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon the originals or copies of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the following: (a) the articles of incorporation of the Company; (b) the bylaws of the Company; (c) the convertible preferred stock; and (d) the Registration Statement, including all exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photo copies and the authenticity of the originals of such documents, and the accuracy and completeness of the corporate records made available to us by the Company. As to any facts material to the opinions expressed below, with your permission we have relied solely upon, without independent verification or investigation of the accuracy or completeness thereof, any certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company and others.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and when sold pursuant to the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We express no opinion with respect to laws other than those of the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware General Corporation Law and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Amended Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Amended Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

Sonfield & Sonfield